As filed with the Securities and Exchange Commission on December 22, 2003.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fidelity National Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0498599 (I.R.S. Employer Identification No.)

601 Riverside Avenue
Jacksonville, FL 32204
(904) 854-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter T. Sadowski, Esq.
Executive Vice President and General Counsel
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
(904) 854-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr., Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to	Offering Price		Aggregate		Amount Of
Securities To Be Registered	be Registered	Per Unit		Offering Price		Registration Fee

Common Stock, par value $.0001 per share
Preferred Stock, par value $.0001 per share
Depositary Shares (1)
Debt Securities
Total (5)	$500,000,000 (2)	100%	(2)(3)	$500,000,000	(2)(3)(4)	$40,450

(1)	Represents depositary shares, evidenced by depositary receipts, issued pursuant to a deposit agreement. In the event the Registrant issues fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to purchasers of such fractional interests, and such shares of preferred stock will be issued to a depositary under the terms of a deposit agreement.

(2)	Represents an indeterminate number or aggregate principal amount of the securities being registered for issuance at various times and at indeterminate prices, with an aggregate public offering price not to exceed $500,000,000 or the equivalent thereof in one or more currencies, foreign currency units or composite currencies. Such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount or liquidation value of any shares of preferred stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4)	Exclusive of accrued interest, distributions and dividends, if any.

(5)	This registration statement also registers such indeterminate amounts of securities as may be issued upon conversion, exercise or settlement of, or in exchange for, the securities registered hereunder and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such indeterminable number of shares as may be issued from time to time as a result of anti-dilution provisions thereof or upon conversion or exchange as a result of stock splits, stock dividends or similar transactions.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed or supplemented. No securities described in the prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 22, 2003.

PROSPECTUS

$500,000,000

DEBT SECURITIES, PREFERRED STOCK,
DEPOSITARY SHARES AND COMMON STOCK

     Fidelity National Financial, Inc. may from time to time in one or more offerings offer and sell debt securities, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock, and shares of common stock. The aggregate public offering price of the securities we may offer and sell in these offerings will not exceed $500,000,000. This prospectus will allow us to issue securities over time. We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

     Our common stock is traded on the New York Stock Exchange under the symbol “FNF”. The last reported sale price of our common stock on the New York Stock Exchange on December 19, 2003 was $37.75 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

     Investing in our securities involves risk. The risks associated with an investment in our company are described in the risk factors contained in certain of the documents we incorporated by reference into this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
FIDELITY NATIONAL FINANCIAL, INC.
USE OF PROCEEDS
CERTAIN RATIOS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBTI 23.1
EXHIBIT 23.2

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock, preferred stock, depositary shares and debt securities in one or more offerings. The aggregate public offering price of the securities we sell in these offerings will not exceed $500,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities that we offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in the securities.

     The registration statement (including the exhibits) of which this prospectus is a part contains additional information about us and the securities we may offer by this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that will control the terms of the securities we may offer by this prospectus as exhibits to the registration statement or to reports we file with the SEC. The registration statement and the reports can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

     You should rely only upon the information contained in, or incorporated into, this prospectus and the applicable prospectus supplement that contains specific information about the securities we are offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

     Except as otherwise provided in this prospectus, unless the context otherwise requires, references in this prospectus to “Fidelity,” “we,” “us” and “our” refer to Fidelity National Financial, Inc. and its direct and indirect subsidiaries.

FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus, or incorporated by reference in this prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 made based upon, among other things, our current assumptions, expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “projects,” “intends” or similar expressions. Forward-looking statements in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, include, but are not limited to, statements regarding:

•	general economic and business conditions, including interest rate fluctuations and general volatility in the capital markets;

•	changes in the performance of the real estate markets, and industries serving those markets;

•	the impact of competitive products and pricing;

•	success of operating initiatives;

•	the availability of qualified personnel;

•	employee benefits costs; and

•	growth-related costs and synergies.

     Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business and financial market conditions;

•	changes in government regulations;

•	changes in capital requirements;

•	changes in our credit rating;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	cost overruns relating to improvements or the expansion of our operations; and

•	civil disturbance or terroristic threats or acts.

     Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we currently expect. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

FIDELITY NATIONAL FINANCIAL, INC.

     We are the largest title insurance and diversified real estate services and solutions company in the United States. Our title insurance underwriters – Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title – together issued approximately 29% of all title insurance policies issued nationally during 2002. We provide title insurance in 49 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands, and in Canada and Mexico. We have leveraged our national network of 1,100 direct offices and 8,800 agents to secure the leading market share (based on net premiums written) in three out of the four states that account for approximately 50% of the real estate activity in the country.

     Through our subsidiary, Fidelity Information Services, Inc., or FIS, we are one of the world’s largest providers of information-based technology and processing services to financial institutions and the mortgage and financial services industries. FIS processes nearly 50% of all residential mortgages in the United States, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 banks in the United States and has clients in more than 50 countries who rely on its processing and outsourcing products and services. More than 34% of the total dollar volume of all outstanding consumer loans in this country is processed on FIS’ software applications.

     We also provide a broad array of escrow and other title related services, as well as real estate information products and services, default management services and specialty insurance services. Escrow and other title related services include collection and trust activities, trustee’s sales guarantees, recordings and reconveyances. Real estate information services include property appraisal services, credit reporting, exchange intermediary services in connection with real estate transactions, real estate tax services, property data and disclosure services, flood certification, multiple listing services, relocation services and mortgage loan fulfillment services. Default management services include foreclosure posting and publishing services, loan portfolio services, field services and property management. Our specialty insurance division issues flood, home warranty and homeowners insurance policies.

USE OF PROCEEDS

     Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we may offer by this prospectus:

•	to finance acquisitions;

•	to repurchase or redeem our outstanding debt securities;

•	to refinance or repay our outstanding borrowings;

•	to meet our working capital requirements;

•	to make investments in or loans to our subsidiaries; and

•	for other general corporate purposes.

CERTAIN RATIOS

     Our ratios of earnings to fixed charges for each of the periods indicated below were as follows:

Year Ended					Nine Months Ended
December 31,					September 30,

1998	1999	2000	2001	2002	2002	2003

5.7	4.0	2.8	5.7	8.8	8.0	11.7

     In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals.

     Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as the ratios of earnings to fixed charges, because we had no shares of preferred stock outstanding during the periods indicated and currently have no such shares outstanding.

DESCRIPTION OF DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities, either separately, or together with, or upon the conversion of or in exchange for, other securities. Debt securities are unsecured general obligations. Senior debt securities rank above all subordinated debt and equal to all other debt outstanding on the date of the prospectus supplement. Subordinated debt securities rank in right of payment below all other debt outstanding at or after the time issued, unless the other debt provides that it is not senior to the subordinated debt. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

     When we issue debt securities, we will enter into an indenture with a trustee. The indenture is the legal document which specifies the terms and conditions of the debt securities and the obligations of the trustee to persons who hold the debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

General

     We may issue debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be unsecured and unsubordinated obligations of ours and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior debt, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur and might not contain a financial or similar restrictive covenant. The indentures might not contain any provisions to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of September 30, 2003, our subsidiaries had approximately $95.1 million of outstanding debt. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

Terms of Debt Securities

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities or the series of which they are a part;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of, and premium, if any, on the debt securities will be payable;

•	the maturity date of the debt securities;

•	whether the debt securities will bear interest, the interest rate on the debt securities, the date from which interest will accrue, the record and interest payment dates for the debt securities, the first interest payment date, and any circumstances under which we may defer interest payments;

•	the terms and conditions upon which the debt securities will be convertible into, or exchangeable for, common stock or other securities, including the initial conversion price or exchange rate and any adjustments thereto;

•	the subordination terms applicable to the debt securities;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption or repayment of the debt securities prior to their final maturity including upon a change of control of Fidelity or other extraordinary event;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any changes to or additional events of default or covenants;

•	whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

•	any special tax implications of the debt securities; and

•	any other terms of the debt securities.

Payment; Transfer

     In the applicable prospectus supplement, we will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.

Denominations

     Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

     Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security may be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Conversion and Exchange Rights

     The applicable prospectus supplement relating to a series of debt securities will describe the terms on which those debt securities are convertible into, or exchangeable for, shares of common stock or other securities.

     The applicable prospectus supplement will also describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated, the date before any day fixed for redemption of the debt securities at which the conversion or exchange rights will expire, and the events or circumstances which will result in adjustments to the conversion or exchange price, and, as applicable, the formulae for determining the adjusted conversion or exchange price. Events which may result in an adjustment include:

•	stock dividends, stock splits and similar changes to our common stock;

•	other distributions of debt as assets to holders of common stock;

•	extraordinary cash dividends on our common stock;

•	reclassifications of our common stock; and

•	mergers, consolidations or sales of substantially all of our assets in which holders of common stock are entitled to receive stock, other securities, or other property or assets.

     The conversion or exchange price may also be subject to reduction, at our option, in certain circumstances to be described in the applicable prospectus supplement.

Subordination

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

     We may not make any payment on the subordinated debt securities if a default in the payment of the principal, premium, if any, interest or other obligations, including a default under any repurchase or redemption obligation, in respect of designated senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such designated senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

     The term “designated senior indebtedness” means our obligations under any particular senior indebtedness in which the debt instrument expressly provides that the senior indebtedness will be designated senior indebtedness with respect to the subordinated debt securities.

     The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Consolidation, Merger or Sale

     The indentures generally permit a consolidation or merger between us and another corporation. They also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

•	the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

•	immediately after the transaction, no event of default exists.

     We are not required by the indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale, that corporation is a subsidiary in which we own all of the capital stock.

     If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor corporation may exercise our rights and powers under the indenture, in our name or in its own name, and we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

     Under the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in certain payments due on the debt securities;

•	a change that adversely affects the rights of the holders of the debt securities to convert them into common stock;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of certain payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

•	a limitation of a holder’s right, if any, to repayment of debt securities at such holder’s option; and

•	a modification of any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture.

     Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series:

•	waive compliance by us with certain restrictive covenants of the indenture; and

•	waive any past default under the indenture, except: a default in the payment of the principal of, or any premium or interest on, any debt securities of that series, or a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Events of Default

     An “event of default,” when used in an indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for a specified number of days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security of that series when due;

•	failure to perform any other covenant in the indenture that applies to debt securities of that series for a specified number of days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified in the prospectus supplement.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.

     The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers’ certificate with the trustee each year that states that certain defaults do not exist under the terms of the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders.

     Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee.

Defeasance

     At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. A defeasance provision enables us to terminate our obligation to pay the debt securities if we provide for payment through another source. In particular, these provisions would release us from our obligations to make payments on the debt securities of that series and to comply with the other covenants if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the indenture and the terms of the debt securities. As used above, “government obligations” mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of such government.

     In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series (except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to convert debt securities into common stock, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series.

     Under federal income tax law, such deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. No such defeasance shall be permitted unless prior thereto, the trustee shall have received an opinion of counsel to the effect that such action will not have any federal income tax consequences to the holders.

DESCRIPTION OF PREFERRED STOCK

     We may issue preferred stock either separately, or together with, or upon the conversion of or in exchange for, other securities. A prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to those shares of preferred stock.

     We have summarized certain terms and provisions of the preferred stock in this section. The summary is not complete. We have also filed or incorporated by reference our Restated Certificate of Incorporation and the form of Certificate of Designation, Preferences and Rights of Preferred Stock as exhibits to the registration statement. You should read our Restated Certificate of Incorporation and the Certificate of Designation relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

     We may elect to offer depositary shares representing a fractional interest in shares of preferred stock deposited with a depositary. For information about the depositary shares, please see “Description of Depositary Shares” below.

General

     Pursuant to our Restated Certificate of Incorporation, our Board of Directors has the authority, without further stockholder action, to issue a maximum of 3,000,000 shares of preferred stock. As of the date of this prospectus, no shares of preferred stock were issued or outstanding or reserved for issuance. The Board of Directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the number of shares and designation or title of the shares;

•	dividend rights;

•	whether and upon what terms the shares will be redeemable;

•	the rights of the holders upon our dissolution or upon the distribution of our assets;

•	whether and upon what terms the shares will have a purchase, retirement or sinking fund;

•	the terms and conditions upon which the shares will be convertible into common stock or other securities, including the initial conversion rate and any adjustments to the conversion rate;

•	the voting rights, if any, which will apply; and

•	any other preferences, rights, limitations or restrictions of the series.

     If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock. Such shares will not be part of any particular series of preferred stock and may be reissued by us.

     The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock for specific terms, including:

•	the title and liquidation preference of the preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or rates, the method of calculation, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	the conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares” below; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     When we issue shares of preferred stock, they will be fully paid and nonassessable. Shares of preferred stock are fully paid and nonassessable if the full purchase price for the outstanding preferred stock will have been paid and the holders of such shares of preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of the preferred stock will rank equally in all respects with the outstanding shares of each other series of the preferred stock; and

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future.

Dividends

     The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our Board of Directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or its duly authorized committee.

     The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board declares a dividend on that series payable in the future.

Redemption

     A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

     If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares of preferred stock up to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If (1) we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance and (2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into such capital stock.

     If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

     Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

•	we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

•	we will not purchase or otherwise acquire any preferred stock of that series.

     The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

     Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. If we issue depositary shares representing interests in preferred shares, we will give the notice to the depositary between 40 to 70 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock records. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

     If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

     If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	such shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

     When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

     In the event that a redemption described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with all applicable provisions of such act.

Conversion

     The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or other securities, which may include a different series of preferred stock. The applicable prospectus supplement will also specify the price at which the shares of preferred stock are convertible, the date before any day fixed for redemption of the preferred stock at which the conversion rights will expire, and the events or circumstances which will result in adjustments to the conversion price, and, as applicable, the formulae for determining the adjusted conversion price. Events which may result in a conversion price adjustment include:

•	stock dividends, stock splits and similar changes to our common stock;

•	other distributions of debt as assets to holders of common stock;

•	extraordinary cash dividends on the common stock;

•	reclassifications of the common stock; and

•	mergers, consolidations or sales of substantially all of our assets in which holders of common stock are entitled to receive stock, other securities, or other property or assets.

     The conversion price may also be subject to reduction, at our option, in certain circumstances to be described in the applicable prospectus supplement.

Rights Upon Liquidation

     Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends, whether or not earned or declared.

     We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

     The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

     If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business. In other words, the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other.

     After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, such holders will have no right or claim to any of our remaining assets.

Voting Rights

     Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will be entitled to one vote.

     As more fully described under “Description of Depositary Shares” below, if we elect to provide for the issuance of depositary shares representing fractional interests in shares of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

     For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in such series.

     Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which (1) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (2) have voting rights that are exercisable and that are similar to those of such series, we will not:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Restated Certificate of Incorporation or of the resolutions contained in a Certificate of Designation creating such series of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding preferred stock.

     This consent must be given by the holders of at least two-thirds of all such outstanding preferred stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (1) increase the amount of the authorized preferred stock, (2) create and issue another series of preferred stock, or (3) increase the amount of authorized shares of any series of preferred stock, if such preferred stock in each case ranks equal with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

DESCRIPTION OF DEPOSITARY SHARES

     We may issue depositary shares representing a fractional interest in shares of preferred stock. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

     We have summarized certain terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We have also filed or incorporated by reference the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

General

     We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock. The fractional interest to be issued will be specified in the applicable prospectus supplement.

     The stock of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million acting as a depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary shares. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

     If you surrender depositary receipts at the principal office of the depositary, you will be entitled to receive at such office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the shares of preferred stock are withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit such shares under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

     If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

     The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

     If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

     If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the preferred stock held by the depositary. We will give notice of a redemption to the depositary between 40 to 70 days prior to the date fixed for redemption. Unless the applicable prospectus supplement specifies otherwise, the depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred share. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

     The depositary will try, if practical, to vote the number of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Taxation

     Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the shares of preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

•	the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held such depositary shares.

Amendment and Termination of the Deposit Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

     We will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

     Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF COMMON STOCK

     We may issue shares of common stock. A prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

     We have summarized certain terms and provisions of the common stock in this section. The summary is not complete. We have filed or incorporated by reference our Restated Certificate of Incorporation and our bylaws as exhibits to the registration statement. You should read our Restated Certificate of Incorporation and our bylaws for additional information before you buy any common stock.

General

     Stock Outstanding. As of December 2, 2003, our authorized common stock was 250,000,000 shares, of which 149,482,098 shares were issued and outstanding.

     Payment of Dividends. Holders of common stock may receive dividends when declared by our Board of Directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Our ability to pay dividends may also be restricted by loan agreements, regulatory restrictions, or other transactions that we enter into from time to time.

     Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. Without cumulative voting rights, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our Board of Directors.

     Rights Upon Liquidation; No Preemptive or Preferred Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets legally distributable to our stockholders after we have provided for any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights, as holders of common stock, to buy any portion of those issued securities. Holders of common stock have no preferences, conversion or exchange rights.

     Listed on NYSE; Transfer Agent. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “FNF.” Continental Stock Transfer and Trust Company serves as the transfer agent and registrar for the common stock.

Anti-Takeover Provisions

     Certain provisions of our Restated Certificate of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without our Board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

     Fair Price Provision; Transactions With Interested Stockholders. Our Restated Certificate of Incorporation prohibits certain business combinations between us and interested stockholders, which include direct and indirect owners of 10% or more of our voting stock unless those transactions are approved by holders of at least two-thirds of our outstanding voting stock not owned by any interested stockholders, voting together as a single class. This two-thirds approval is in addition to any approval required by law. Business combinations requiring the two-thirds approval include the following transactions, among others:

•	any merger or consolidation with an interested stockholder or a corporation affiliated with an interested stockholder;

•	any sale, lease, pledge, exchange, mortgage or other transfer or disposition of our assets valued at 10% or more of the fair market value of our consolidated assets to an interested stockholder or person or entity affiliated with an interested stockholder, other than in the ordinary course of business;

•	the issuance, pledge or transfer by us of any of our securities, or the securities of one or more of our subsidiaries to an interested stockholder in exchange for consideration with a value of 10% or more of the fair market value of our consolidated assets, unless such person is acting as an underwriter for such securities;

•	any sale, lease, pledge, exchange, mortgage or other transfer or disposition of the assets of any interested stockholder or any person or entity affiliated with an interested stockholder with a value of 10% or more of the fair market value of our consolidated assets to us or one or more of our subsidiaries, other than in the ordinary course of business;

•	the adoption of any plan proposed by, or on behalf of, an interested stockholder or a person or entity affiliated with an interested stockholder to liquidate or dissolve our company; and

•	any transaction that increases the voting power or proportionate share of any class of our equity or convertible securities owned directly or indirectly by an interested stockholder or a person or entity affiliated with an interested stockholder.

     Stockholders do not need to approve a business combination under our Restated Certificate of Incorporation if two-thirds of the “continuing directors” approve the business combination. Continuing directors are those directors, other than the interested stockholder or any representative or affiliate of the interested stockholder, (1) who were members of the Board of Directors before the interested stockholder involved in the business combination became an interested stockholder or (2) whose election or nomination was approved by a majority of such directors.

     Stockholders also do not need to approve a business combination under our Restated Certificate of Incorporation that meets certain conditions specified in our Restated Certificate of Incorporation. These conditions include, among other things, the following:

•	the price received by each stockholder is at least as high as the highest price paid for our shares by the interested stockholder in becoming an interested stockholder in the two years before the business combination is announced, and also is at least as high as the higher of the fair market value of our shares when the interested stockholder became an interested stockholder or when the business combination was announced;

•	after the interested stockholder became an interested stockholder and prior to completion of the business combination, we have not failed to declare and pay any quarterly dividends, unless approved by two-thirds of the continuing directors;

•	the interested stockholder has not acquired any additional shares of our stock after becoming an interested stockholder;

•	after the interested stockholder became an interested stockholder, such person has not directly or indirectly received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by us; and

•	a proxy or information statement describing the proposed business combination is mailed to all holders of our stock at least 30 days before the date of the stockholders meeting at which the business combination is to be considered.

     Holders of at least two-thirds of our outstanding voting stock not owned by any interested stockholders, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with the provisions of our Restated Certificate of Incorporation described above unless such proposal is approved by two-thirds of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

     Preferred Stock May be Issued Without Stockholder Approval. Our Board of Directors can at any time, under our Restated Certificate of Incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

     Classified Board of Directors. Members of our Board of Directors are divided into three classes and serve staggered three-year terms under our Restated Certificate of Incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of stockholders and that it would take two years to replace a majority of the directors unless they are removed. Under our Restated Certificate of Incorporation, directors can be removed for cause from office during their terms only if holders of at least 50% of our outstanding voting stock, voting together as one class, approve the removal. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Certificate of Incorporation unless such proposal is approved by two-thirds of the members of our Board of Directors who are continuing directors according to our Restated Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

     Restriction on Stockholder Actions by Written Consent. Our Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by any consent in writing. Our Restated Certificate of Incorporation and bylaws each provide that special meetings of the stockholders may only be called by the Board of Directors. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provision inconsistent with, these provisions of our Restated Certificate of Incorporation and bylaws, unless such proposal is approved by two-thirds of the members of our Board of Directors who are continuing directors according to our Restated Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such proposal.

     Advance Notice Requirements for Director Nominations and Stockholder Proposals. Stockholders can nominate candidates for our Board of Directors. However, a stockholder must follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary at least 90 days before a scheduled annual meeting of our stockholders or within 10 days after a stockholder receives notice of a special meeting. The notice must set forth such information about the stockholder making the nomination and the nominee as is specifically required in the bylaws.

     Stockholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal at least 60 and no more than 90 days before the date set for the annual meeting of our stockholders.

     Directors’ Ability to Amend Bylaws. Under our bylaws, our Board of Directors can adopt, amend or repeal the bylaws, subject to limitations under Delaware law and our Restated Certificate of Incorporation. Pursuant to our Restated Certificate of Incorporation, a majority of our Board of Directors may not amend or repeal bylaw provisions relating to:

•	the calling of special meetings of the stockholders;

•	actions by stockholders without a meeting;

•	agenda matters to be presented at stockholders’ meetings;

•	elections of directors; and

•	indemnification of officers and directors,

all of which may be amended or repealed only by the vote of at least 80% of all shares entitled to vote or by the vote of at least two-thirds of the members of our Board of Directors who are continuing directors according to our Restated Certificate of Incorporation.

     Our stockholders also have the power to change or repeal our bylaws.

     Additional Authorized Shares of Capital Stock. Additional shares of authorized common stock and preferred stock available for issuance under our Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control of Fidelity.

PLAN OF DISTRIBUTION

     We may sell the securities that we may offer by this prospectus:

•	directly to one or more purchasers;

•	through agents;

•	to and through one or more underwriters;

•	to and through one or more dealers; or

•	through a combination of any such method of sale.

     The distribution of securities pursuant to any applicable prospectus supplement may be effected from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     We will describe in the prospectus supplement, the particular terms of the offering of the securities, including the following: the names of any underwriters, the purchase price and the proceeds we will receive from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which the securities of the series may be listed, and any other information we think is important.

     Securities may be sold directly by us or through agents designated by us from time to time. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If an underwriter is, or underwriters are, utilized in the sale of securities, we will execute an underwriting agreement with such underwriters at the time of such sale to them. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

     If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Any agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the securities from us pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contracts may be made may include, but are not limited to, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if any of the securities being offered are also sold to underwriters, we shall have sold to such underwriters the securities not for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility with respect to the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for the securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of offered shares pursuant to such contracts.

     To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares. This may include over-allotments or short sales of the shares, which involves the sale by persons participating in the offering of more shares than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of our securities by bidding for or purchasing any of our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if shares that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     Any series of securities may be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities covered by this prospectus:

•	Annual Report on Form 10-K and 10-K/A filed for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Current Reports on Form 8-K dated January 29, 2003, March 6, 2003, April 1, 2003, May 23, 2003, July 11, 2003, September 23, 2003 and September 30, 2003; and

•	The description of our common stock which is contained in our Registration Statement on Form 8-A filed on February 4, 1992, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

     You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

     The validity of the securities offered by this prospectus and certain legal matters relating thereto will be passed upon for Fidelity National Financial, Inc. by Morgan, Lewis and Bockius LLP, Philadelphia, Pennsylvania. Any underwriters will be represented by their own legal counsel.

EXPERTS

     The consolidated financial statements and financial statement schedule of Fidelity National Financial, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Financial Services Division of ALLTEL Information Services, Inc. as of December 31, 2002 and 2001 and for the years then ended incorporated in this registration statement by reference to Fidelity National Financial, Inc.’s Current Report on Form 8-K/A dated April 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration	$40,450
Accounting	15,000
Legal	15,000
Printing	5,000
Trustee services	0
Rating agency fees	0
Miscellaneous	0

Total	$75,450

     The expenses set forth above relate solely to the preparation and filing of this Registration Statement and the Company will incur additional expenses in connection with any offering of the securities registered hereunder.

Item 15. Indemnification of Directors and Officers

     The Registrant’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

     The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

Item 16. Exhibits

     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

1.1	Form of Underwriting Agreement for Debt Securities.*
3.1	Restated Certificate of Incorporation of the Registrant.**
4.1	Form of Indenture for Convertible Debt Securities.***
4.2	Form of Indenture for Senior Debt Securities.***
4.3	Form of Certificate of Designations of Preferred Stock.***
4.4	Form of Deposit Agreement with respect to the Depositary Shares.***
5.1	Opinion of Morgan, Lewis and Bockius LLP.
12.1	Computations of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Morgan, Lewis and Bockius LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).
25.1	Statement of Eligibility and Qualification on Form T-1.****

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference in the prospectus forming a part of this registration statement.

**	Incorporated by reference to the same numbered Exhibit to the Registrant’s Registration Statement on Form S-4 filed August 8, 2003 (No. 333-103067).

***	Incorporated by reference to the same numbered Exhibit to the Registrant’s Registration Statement on Form S-3 filed October 16, 1998 (No. 333-65837).

****	To be filed pursuant to the Trust Indenture Act of 1939, as amended.

Item 17. Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e)  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Fidelity National Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 22nd day of December 2003.

FIDELITY NATIONAL FINANCIAL, INC.

By:	WILLIAM P. FOLEY, II William P. Foley, II Chairman of the Board and Chief Executive Officer

     Each person in so signing below also makes, constitutes and appoints William P. Foley, II and Alan L. Stinson and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

WILLIAM P. FOLEY, II William P. Foley, II	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 22, 2003

ALAN L. STINSON Alan L. Stinson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2003

FRANK P. WILLEY Frank P. Willey	Director and Vice Chairman of the Board	December 22, 2003

TERRY N. CHRISTENSEN Terry N. Christensen	Director	December 22, 2003

JOHN F. FARRELL John F. Farrell, Jr.	Director	December 22, 2003

PHILIP G. HEASLEY Philip G. Heasley	Director	December 22, 2003

WILLIAM A. IMPARATO William A. Imparato	Director	December 22, 2003

DONALD M. KOLL Donald M. Koll	Director	December 22, 2003

DANIEL D. LANE Daniel D. (Ron) Lane	Director	December 22, 2003

GENERAL WILLIAM LYON General William Lyon	Director	December 22, 2003

PATRICK F. STONE Patrick F. Stone	Director	December 22, 2003

CARY H. THOMPSON Cary H. Thompson	Director	December 22, 2003

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement for Debt Securities.*
3.1	Restated Certificate of Incorporation of the Registrant.**
4.1	Form of Indenture for Convertible Debt Securities.***
4.2	Form of Indenture for Senior Debt Securities.***
4.3	Form of Certificate of Designations of Preferred Stock.***
4.4	Form of Deposit Agreement with respect to the Depositary Shares.***
5.1	Opinion of Morgan, Lewis and Bockius LLP.
12.1	Computations of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Morgan, Lewis and Bockius LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).
25.1	Statement of Eligibility and Qualification on Form T-1.****

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference in the prospectus forming a part of this registration statement.

**	Incorporated by reference to the same numbered Exhibit to the Registrant’s Registration Statement on Form S-4 filed August 8, 2003 (No. 333-103067).

***	Incorporated by reference to the same numbered Exhibit to the Registrant’s Registration Statement on Form S-3 filed October 16, 1998 (No. 333-65837).

****	To be filed pursuant to the Trust Indenture Act of 1939, as amended.